Exhibit 99.1

Iteris Reports Record Fiscal Year Revenue of $104 Million, up 8% Year Over Year

SANTA ANA, Calif. — June 7, 2018 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal fourth quarter and full year ended March 31, 2018.

Fiscal Full Year 2018 Financial Highlights

•                  Total revenue increased 8% year over year to a record $103.7 million

•                  Transportation Systems revenue increased 11% year over year to $54.5 million

•                  Agriculture and Weather Analytics revenue increased 8% year over year to $4.9 million, with segment gross margins expanding 210 basis points

•                  Roadway Sensors revenue increased 5% year over year to $44.5 million

•                  Net loss per share of $(0.11) GAAP; $(0.04) Non-GAAP

Fiscal Fourth Quarter 2018 Financial Highlights

•                  Total revenue remained consistent with fiscal 2017 at $25.3 million

•                  Transportation Systems revenue increased 4% year over year to $13.1 million, with segment gross margins expanding 370 basis points

•                  Agriculture and Weather Analytics revenue increased 1% year over year to $1.4 million, with segment gross margins expanding 510 basis points

•                  Roadway Sensors revenue declined 4% year over year to $10.8 million due to continued choppiness in Texas following last year’s Hurricane Harvey

•                  Net loss per share of $(0.07) GAAP; $(0.04) Non-GAAP

Management commentary

“We are pleased with our full-year revenue performance, ending the fiscal year with a record $104 million in annual revenue,” said Joe Bergera, president and CEO. “Additionally, all of our reporting segments made significant progress on their product roadmaps, as well as related commercial and operational initiatives that will benefit the company going forward.”

“In fiscal Q4, our Roadway Sensors segment continued to encounter choppiness in Texas, as Houston and other Gulf Coast cities rebalanced reconstruction priorities against previously planned improvement projects in the aftermath of last year’s unprecedented weather disasters,” continued Mr. Bergera. “Despite the near-term quarterly fluctuations, we expect Iteris to be a net beneficiary of reconstruction spending in the region over the long term.”

In conclusion, Mr. Bergera noted “we remain focused on capturing the significant opportunities in front of Iteris. Our extensive customer relationships, unique multi-disciplinary expertise, and robust software and IoT platforms provide an excellent foundation for Iteris to capitalize upon favorable long-term trends in both the smart transportation and digital agriculture markets.”

GAAP Fiscal Fourth Quarter 2018 Financial Results

Total revenue in the fourth quarter of fiscal 2018 remained consistent with fiscal 2017 at $25.3 million. The fourth quarter saw increases of 3.6% in Transportation Systems and 0.6% in Agriculture and Weather Analytics revenue. This was offset by a decrease of 4.4% in Roadway Sensors, which is attributed to the continued effects of the 2017 hurricanes that impacted our business in Texas.

Operating expenses in the fourth quarter were $12.8 million, compared with $13.4 million in the same quarter a year ago.

Regarding selling, general and administrative expenses (SG&A), our selling expenses increased approximately $879K, driven primarily by increases in our Transportation Systems segment, which experienced a higher than normal level of RFP activity during the period. Our Roadway Sensors segment realized an increase in selling expenses due to certain incentive programs. Our Agriculture and Weather Analytics segment also realized an increase in expenses, which in this case is attributable to the restructuring of our sales organization to support the segment’s updated go-to-market strategy. Administrative expenses were flat year over year; however, the company did experience an increase in spend during the period to adopt the new ASC 606 revenue recognition rules, which were offset by capitalization of internal labor to implement a new ERP system, as well as reduced internal control related costs for Sarbanes Oxley compliance.

Research and development (R&D) expenses increased approximately $800K year over year, driven primarily by higher capitalization of internally developed software in fiscal 2017, for example VantageLive! development costs, and lower capitalization in fiscal 2018.

Finally, fourth quarter fiscal 2017 saw the impairment of goodwill related to our Agriculture and Weather Analytics segment, while there was no goodwill impairment in Q4 of fiscal 2018.

Operating loss in the fourth quarter was $2.8 million, compared with an operating loss of $3.5 million in the same quarter a year ago. Net loss in the fourth quarter was $2.4 million, or ($0.07) per share, compared with a net loss of $3.4 million, or ($0.10) per share in the year-ago quarter.

GAAP Fiscal 2018 Full Year Financial Results

Total revenue in fiscal 2018 increased 8.1% to a record $103.7 million, compared with $96.0 million in fiscal 2017. The increase was driven primarily by a 10.6% increase in Transportation Systems, a 5.2% increase in Roadway Sensors and a 7.7% increase in Agriculture and Weather Analytics year over year.

Operating expenses for fiscal year 2018 were $45.4 million, compared with $42.6 million for the previous year period.

Regarding SG&A, selling expenses increased approximately $1.6 million, driven primarily by increases in our Transportation Systems segment. These expenses are attributable to increased RFP activity during the year. Administrative expenses increased $2.4 million year over year. Key drivers include charges related to the realignment of our Agriculture and Weather Analytics group, expenses related to the adoption of ASC 606, and increases in stock compensation expenses.

R&D expenses increased approximately $1.1 million year over year, driven primarily by the refactoring of our iPeMS software offering, enhancements of insights related to our Agriculture and Weather Analytics segment, and enhancements to our VantageLive! platform.

Finally, fiscal 2017 saw the impairment of goodwill in our Agriculture and Weather Analytics segment, while there were no goodwill impairment charges in fiscal 2018.

Operating loss in fiscal 2018 was $5.6 million, compared with an operating loss of $5.2 million in fiscal 2017. Net loss in fiscal 2018 was approximately $3.5 million, or ($0.11) per share, compared with net loss of approximately $4.8 million, or ($0.15) per share, in fiscal 2017, primarily driven by the passage of new tax legislation known as the Tax Cuts and Jobs Act, which provided an income tax benefit of $1.7 million.

Non-GAAP Fiscal Q4 2018 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measures: non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items: (a) stock compensation expense; (b) depreciation; (c) amortization; (d) Agriculture and Weather Analytics segment realignment; (e) loss on impairment of goodwill; (f) audit fee overruns; (g) financial consulting service fees; (h) severance and transition related costs paid to the company’s former chief executive officer; (i) the estimated tax effect of the foregoing non-GAAP adjustments; (j) the recording of a valuation allowance on the company’s deferred tax assets; and (k) the impact of the 2017 Tax Cuts and Jobs Act (“Tax Act”). A discussion of the company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation”, which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three and 12 months ended March 31, 2018, 2017 and 2016.

Non-GAAP operating expenses in the fourth quarter increased to $11.6 million, compared with $10.8 million in the same quarter a year ago. Non-GAAP operating loss in the fourth quarter was $1.4 million, compared with an operating loss of approximately $767,000 in the same quarter a year ago. Non-GAAP net loss in the fourth quarter was approximately $1.4 million, or ($0.04) per share, compared with a net loss of approximately $674,000, or ($0.02) per share, in the same quarter a year ago.

Non-GAAP Fiscal 2018 Full Year Financial Results

Non-GAAP operating expenses in fiscal 2018 were $42.2 million, compared with $38.5 million in fiscal 2017. The increase was primarily attributable to planned increases in sales and marketing expenses in the Transportation Systems segment, as well as planned investments in R&D expenses across all segments to develop and improve our product offerings. Non-GAAP net loss for fiscal 2018 was approximately $1.4 million or $(0.04) per share, compared with a net loss of approximately $376,000, or ($0.01) per share, for fiscal 2017.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal fourth quarter and full year 2018 results.

Date: Thursday, June 7, 2018
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific Time)

Toll-free dial-in number: 1-800-263-0877

International dial-in number: 1-646-828-8143

Conference ID: 5132802

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through June 14, 2018. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the new management team, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending policy changes, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely and cost-effective basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; risks related to our ability to recruit and/or retain key talent; any softness in the markets that we address, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Group, Inc.
Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	March 31,
	2018	2017

ASSETS:
Cash	$10,152	$18,201
Short term investments	5,319	—
Trade accounts receivable, net	12,866	14,299
Unbilled accounts receivable	7,473	6,456
Inventories	2,921	2,250
Prepaid expenses and other current assets	1,165	2,108
Total current assets	39,896	43,314

Property and equipment, net	2,333	2,064
Goodwill	15,150	15,150
Intangible and other assets, net	5,507	1,817
Total assets	$62,886	$62,345

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$17,594	$16,530
Deferred revenue	4,900	4,049
Total current liabilities	22,494	20,579
Long-term liabilities	871	1,542
Total liabilities	23,365	22,121
Stockholders’ equity	39,521	40,224
Total liabilities and stockholders’ equity	$62,886	$62,345

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Total revenues	$25,273	$25,304	$103,729	$95,982
Cost of revenues	15,257	15,386	63,898	58,580
Gross profit	10,016	9,918	39,831	37,402
Operating expenses:
Selling, general and administrative	10,452	9,615	37,400	33,313
Research and development	2,391	1,590	7,945	6,877
Amortization of intangible assets	4	33	88	281
Loss on impairment of Goodwill	—	2,168	—	2,168
Total operating expenses	12,847	13,406	45,433	42,639
Operating loss	(2,831)	(3,488)	(5,602)	(5,237)
Non-operating income (expense):
Other expense, net	(3)	—	(16)	(7)
Interest income, net	23	4	32	13
Loss from continuing operations before income taxes	(2,811)	(3,484)	(5,586)	(5,231)
Benefit for income taxes	411	33	1,818	44
Loss from continuing operations	(2,400)	(3,451)	(3,768)	(5,187)
Gain (loss) on sale of discontinued operation, net of tax	(16)	83	242	361
Net loss	$(2,416)	$(3,368)	$(3,526)	$(4,826)

Loss per share from continuing operations — basic and diluted	$(0.07)	$(0.11)	$(0.12)	$(0.16)
Gain (loss) per share from sale of discontinued operation — basic and diluted	$(0.00)	$0.01	$0.01	$0.01
Net loss per share - basic and diluted	$(0.07)	$(0.10)	$(0.11)	$(0.15)

Shares used in basic and diluted per share calculations	33,093	32,324	32,776	32,174

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended March 31, 2018
Total revenues	$10,774	$13,090	$1,409	$25,273
Segment operating income (loss)	$1,442	$2,169	$(2,165)	$1,447
Corporate and other income (expense), net				(4,274)
Amortization of intangible assets				(4)
Operating loss				$(2,831)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended March 31, 2017
Total revenues	$11,272	$12,631	$1,401	$25,304
Loss on Impairment of Goodwill	—	—	(2,168)	(2,168)
Segment operating income (loss)	$2,901	$1,667	$(3,974)	$594
Corporate and other income (expense), net				(4,049)
Amortization of intangible assets				(33)
Operating loss				$(3,488)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2018
Total revenues	$44,357	$54,481	$4,891	$103,729
Segment operating income (loss)	$8,825	$8,639	$(8,048)	$9,416
Corporate and other income (expense), net				(14,930)
Amortization of intangible assets				(88)
Operating loss				$(5,602)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2017
Total revenues	$42,170	$49,270	$4,542	$95,982
Loss on Impairment of Goodwill	—	—	(2,168)	(2,168)
Segment operating income (loss)	$9,799	$8,482	$(9,557)	$8,724
Corporate and other income (expense), net				(13,680)
Amortization of intangible assets				(281)
Operating loss				$(5,237)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release: non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) stock-based compensation; (b) depreciation; (c) amortization; (d) Agriculture and Weather Analytics segment realignment; (e) loss on impairment of goodwill; (f) audit fee overruns; (g) financial consulting service fees; (h) severance and transition-related costs paid to the company’s former chief executive officer; (i) the estimated tax effect of the foregoing non-GAAP adjustments; (j) the recording of a valuation allowance on the company’s deferred tax assets; and (k) the impact of the Tax Act.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry. The company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance, and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Iteris excludes stock-based compensation expenses from its non-GAAP financial measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Iteris believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.

b)             Iteris excludes depreciation expenses from its non-GAAP financial measures. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

c)              Iteris incurs amortization of developed technology and purchased intangibles in connection with acquisitions of certain businesses and technologies. Amortization of developed technologies and purchased intangibles is inconsistent in amount and frequency, and is significantly affected by the timing and size of our developments and acquisitions. Management finds it useful to exclude these variable charges from our cost of revenues and operating expenses to assist in budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of developed technologies and purchased intangible assets will recur in future periods.

d)             These expenses are associated with realigning our business strategies related to our Agriculture and Weather Analytics segment based on current economic conditions. In connection with these realignment actions, Iteris recognizes costs primarily related to termination benefits for former employees whose positions were eliminated. Iteris excludes these charges because these expenses are not reflective of ongoing business and operating results. Iteris believes it is useful for investors to understand the effects of these items on our total operating expenses.

e)              As a result of the company’s annual goodwill impairment test for Fiscal 2017, management concluded that the carrying value of goodwill related to legacy acquisitions by our Agriculture and Weather Analytic reporting unit exceeded its fair value. This resulted in an approximately $2.2 million impairment charge in the fourth quarter of Fiscal 2017.

f)               Audit fee overruns were calculated as the amount of audit fees that exceeded the expected fees per the company’s audit engagement letters. For the audit of Fiscal 2015, $0 and approximately $150,000 of fee overruns were recorded into the three and 12-month periods ending March 31, 2016, respectively.

g)              Management engaged financial consulting service firms to assist with the completion of its Fiscal 2015 audit. The fees incurred for assistance with the Fiscal 2015 audit were incurred during the first quarter of Fiscal 2016.

h)             On February 25, 2015, the company’s chief executive officer resigned and, as a result, the company incurred severance and transition costs. In the three and 12-month periods ending March 31, 2016 the company incurred $0 and approximately $150,000 in severance and transition-related expenses, respectively.

i)                 The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments for Fiscal 2018, Fiscal 2017 and Fiscal 2016 were calculated by applying an estimated tax rate of 1% to each specific non-GAAP item, due to the impact of the valuation allowance on our effective tax rate in those years.

j)                The company recorded an approximate $10.1 million valuation allowance at December 31, 2015 related to its Federal Net Operating Loss (NOL) carryforwards, which are at risk of expiring in future years. As a result, the company reserved approximately $2.5 million and $7.6 million in current and long-term deferred tax assets, respectively, from the balance sheet and recorded the related $10.1 million adjustment in tax expense in the Statement of Operations.

k)             The Tax Act was enacted on December 22, 2017 and resulted in a tax benefit of approximately $1.7 million, primarily due to the refund of Alternative Minimum Tax credit carryforwards, as well as a reduction of the U.S. corporate income tax rates to 21.0% as of January 1, 2018, which reduced our valuation allowance.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net Loss

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2018	2017	2016

GAAP net loss	$(2,416)	$(3,368)	$(1,292)

GAAP net loss per share - basic and diluted	$(0.07)	$(0.10)	$(0.04)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of revenues:
Amortization (c)	$197	$77	$42

Excluded from operating expenses:
Stock based compensation (a)	$457	$258	$230
Depreciation (b)	226	185	167
Amortization (c)	4	33	84
Agriculture and Weather Analytics segment realignment (d)	547	—	—
Loss on impairment of Goodwill (e)	—	2,168	—
Total excluded from operating expenses	$1,234	$2,644	$481

Total excluded operating loss	$1,431	$2,721	$523

Income tax effect on non-GAAP adjustments (i)	(14)	(27)	(5)
Total excluded from operating loss after income tax effect	$1,417	$2,694	$518

Excluded from income tax benefit
Impact of Tax Act (k)	(383)	—	—

Non-GAAP net loss	$(1,382)	$(674)	$(774)

Non-GAAP net loss per share - basic and diluted	$(0.04)	$(0.02)	$(0.02)

(a) - (k)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Twelve Months Ended
	March 31,
	2018	2017	2016

GAAP net loss	$(3,526)	$(4,826)	$(12,321)

GAAP net loss per share - basic and diluted	$(0.11)	$(0.15)	$(0.38)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of revenues:
Amortization (c)	$638	$341	$166

Excluded from operating expenses
Stock based compensation (a)	$1,781	$975	$658
Depreciation (b)	819	729	649
Amortization (c)	88	282	360
Agriculture and Weather Analytics segment realignment (d)	547	—	—
Loss on impairment of Goodwill (e)	—	2,168	—
Audit fee overruns (f)	—	—	150
Financial consulting service fees (g)	—	—	88
Executive management severance costs (h)	—	—	150
Total excluded from operating expenses	$3,235	$4,154	$2,055

Total excluded operating loss	$3,873	$4,495	$2,221

Income tax effect on non-GAAP adjustments (i)	(39)	(45)	(22)
Total excluded from operating loss after income tax effect	$3,834	$4,450	$2,199

Excluded from income tax expenses
Valuation allowance on deferred tax assets (j)	—	—	10,064
Impact of Tax Act (k)	(1,742)	—	—

Non-GAAP net loss	$(1,434)	$(376)	$(158)

Non-GAAP net loss per share - basic and diluted	$(0.04)	$(0.01)	$(0.00)

(a) - (k)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2018	2017	2016
GAAP cost of revenues	$15,257	$15,386	$11,858
Amortization (c)	(197)	(77)	(42)
Non-GAAP cost of revenues	$15,060	$15,309	$11,816

GAAP operating expenses	$12,847	$13,406	$9,259
Stock based compensation (a)	(457)	(258)	(230)
Depreciation (b)	(226)	(185)	(167)
Amortization (c)	(4)	(33)	(84)
Agriculture and Weather Analytics segment realignment (d)	(547)	—	—
Loss on impairment of Goodwill (e)	—	(2,168)	—
Non-GAAP operating expenses	$11,613	$10,762	$8,778

GAAP operating loss	$(2,831)	$(3,488)	$(1,321)
Stock based compensation (a)	(457)	(258)	(230)
Depreciation (b)	(226)	(185)	(167)
Amortization (c)	(201)	(110)	(126)
Agriculture and Weather Analytics segment realignment (d)	(547)	—	—
Loss on impairment of Goodwill (e)	—	(2,168)	—
Non-GAAP operating loss	$(1,400)	$(767)	$(798)

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Twelve Months Ended
	March 31,
	2018	2017	2016
GAAP cost of revenues	$63,898	$58,580	$47,079
Amortization (c)	(638)	(341)	(166)
Non-GAAP cost of revenues	$63,260	$58,239	$46,913

GAAP operating expenses	$45,433	$42,638	$34,139
Stock based compensation (a)	(1,781)	(975)	(658)
Depreciation (b)	(819)	(729)	(649)
Amortization (c)	(88)	(282)	(360)
Agriculture and Weather Analytics segment realignment (d)	(547)	—	—
Loss on impairment of Goodwill (e)	—	(2,168)	—
Audit fee overruns (f)	—	—	(150)
Financial consulting service fees (g)	—	—	(88)
Executive management severance costs (h)	—	—	(150)
Non-GAAP operating expenses	$42,198	$38,484	$32,084

GAAP operating loss	$(5,602)	$(5,236)	$(3,470)
Stock based compensation (a)	(1,781)	(975)	(658)
Depreciation (b)	(819)	(729)	(649)
Amortization (c)	(726)	(623)	(526)
Agriculture and Weather Analytics segment realignment (d)	(547)	—	—
Loss on impairment of Goodwill (e)	—	(2,168)	—
Audit fee overruns (f)	—	—	(150)
Financial consulting service fees (g)	—	—	(88)
Executive management severance costs (h)	—	—	(150)
Non-GAAP operating loss	$(1,729)	$(741)	$(1,249)